POWER OF ATTORNEY

	This statement confirms that I have authorized and designated James L. Chosy, Laura F. Bednarski and
Matthew B. Krush, and each of them, as my attorney-in-fact to execute and file on my behalf all Forms 3, 4 and 5(including any amendments) that I may be required to file with the Securities and Exchange Commission as a result of my ownership of or transactions in securities of U.S. Bancorp. Their authority under this Statment shall continue until I am no longer required to file Forms 4 and 5 with regard to my ownership of or transactions in securities of U.S. Bancorp, unless I revoke it earlier writing. I acknowledge that they are not assuming any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Dated:  4/16/2013


				/s/ Doreen Woo Ho
				Signature

				Doreen Woo Ho
				Printed Name